EXHIBIT 99.1

PREMIERWEST BANCORP

ANNOUNCES THIRD QUARTER RESULTS

MEDFORD, OREGON—October 25, 2011: PremierWest Bancorp (NASDAQ:PRWT) announced results for the third quarter ending September 30, 2011, as follows:

•     Net loss applicable to common shareholders of $3.5 million, after $5.1 million in loan loss provision and net OREO and foreclosed asset expenses of $600,000. This compares to a net loss applicable to common shareholders of $1.4 million in third quarter 2010, after $1.6 million in loan loss provision and net OREO and foreclosed asset expenses of $1.4 million;

•     Net interest margin of 4.21%, an increase of 21 basis points from 4.00% in third quarter 2010;

•          Average rate paid on total deposits and borrowings of 0.72%, a 36 basis point decline from 1.08% the same quarter in 2010;

•         Net loan charge-offs of $6.5 million, compared to $3.4 million in third quarter 2010;

•         Loans past due 30 – 89 days and still accruing of $1.2 million or 0.14% of total loans, down from $11.1 million or 1.12% at September 30, 2010;

•         Allowance for loan losses of $27.0 million, or 3.16% of gross loans, compared to $42.1 million, or 4.07%, at September 30, 2010.

Management continued to execute strategies that have resulted in further strengthening of the Company, including:

•          Reducing adversely classified loans by 7%, or $14.6 million, during the quarter, and $115.8 million, or 38% to $192.4 million, compared to $308.2 million at September 30, 2010;

•          Reducing nonperforming assets by 11%, or $13.7 million, during the quarter and 27%, or $38.7 million over the past twelve months;

•          Improvement in the Bank’s total risk-based and leverage capital ratios to 12.71% and 8.80%, respectively, up from 12.14% and 8.69% at September 30, 2010;

•          Growth in average non-interest bearing demand deposits of $13.9 million during the quarter to $273.6 million, or 23% of total average deposits, up from $259.7 million, or 21% of total deposits in preceding quarter and $250.5 million, or 19% of total average deposits in third quarter 2010.

James M. Ford, PremierWest’s President & Chief Executive Officer, commented, “The results of this quarter displayed the positive impact of all the on-going initiatives to improve our performance and eliminate problem assets. Our net loss was up from the same quarter in 2010, primarily due to an additional $3.6 million provision taken as a specific reserve due to recent uncertainties related to the value of collateral supporting the Bank’s largest non-performing borrowing relationship. While economic difficulties continue, I am pleased to report we continue to accomplish solid reductions in nonperforming and adversely classified loans. This quarter represents the fourth consecutive period of such declines. A good portion of this progress in credit quality was due to improvements in risk ratings, repayments or upgrades to performing status for a number of loan relationships. As planned, commercial real estate (CRE) and acquisition, development and construction (ADC) loan balances continue to decline.

“Our net interest margin continued to display improvement in part by growing our non-interest bearing deposits through new customer acquisition and expansion of existing client relationships while reducing our higher-cost certificates of deposits,” explained Ford. “Due to the sluggish economy, loan demand continues to be soft. Therefore, we are managing our balance sheet primarily by building our investment portfolio. The portfolio is structured to have the liquidity when needed to respond when loan demand improves, while deploying the rest of our portfolio into higher-yielding, high quality federal government agency and municipal securities to improve earnings.”

In closing, Ford stated, “While we made additional progress in a number of areas this quarter, we know we have work to do. I am grateful for the continuing effort and dedication of our employees that has brought us to this point. I am also appreciative of the support of the shareholders as we continue our progress through this challenging economic period.”

CREDIT QUALITY

At September 30, 2011, the Company had $192.4 million in adversely classified loans. This compares favorably to $207.1 million and $308.2 million at June 30, 2011 and September 30, 2010, respectively. Adversely classified loans have declined for four consecutive quarters and were down 7.1% from June 30, 2011 and 37.6% from September 30, 2010.

Included in adversely classified loans at September 30, 2011, were nonperforming loans of $78.2 million, compared to $92.5 million, at June 30, 2011, and $115.1 million, at September 30, 2010. Nonperforming loans have declined for three consecutive quarters and were down 15.5% from June 30, 2011 and 32.1% from September 30, 2010. Reductions in nonperforming loans occurred primarily in the construction, land and land development and commercial real estate loan categories. Of those loans currently designated as nonperforming, approximately $21.5 million, or 27.5% are current as to payment of principal and interest.

The Company monitors delinquencies, defined as loans on accruing status 30-89 days past due, as an indicator of future nonperforming assets. Total delinquencies were $1.2 million, or 0.14% of total loans, at September 30, 2011, down from $2.8 million, or 0.32%, at June 30, 2011, and a reduction from $11.1 million, or 1.12%, at September 30, 2010.

For the quarter ended September 30, 2011, total net loan charge-offs were $6.5 million compared to $4.9 million in the quarter ended June 30, 2011 and $3.4 million in the quarter ended September 30, 2010. The net charge-offs in the current period were concentrated in the construction and land development and non-owner occupied commercial real estate loan categories. The ratio of net loan charge-offs to average gross loans (annualized) for the current quarter was 2.95% compared to 2.18% in the previous quarter and 1.26% in the quarter one year ago. Quarterly average gross loans in the current period were 18.2% lower as compared to the same quarter in 2010.

The Company’s allowance for credit losses continues to decline in concert with the reduction in adversely classified loans, loan delinquencies and other relevant credit metrics. With the reduction in net charge-offs over the past several years, loss factors used in management’s estimates to establish reserve levels have declined commensurately. During the current period, $5.1 million was provided to the allowance for credit losses up from the amount in both the second quarter of 2011 and the third quarter of 2010. This additional provision included a $3.6 million specific reserve established due to recent uncertainties surrounding the value of collateral supporting a specific borrowing relationship totaling approximately $21 million.

While loan net charge-offs in the current quarter increased versus the third quarter of 2010, the overall risk profile of the Company’s loan portfolio continues to improve, as stated above. In addition, the percentage of loans past due 30 – 89 days and still accruing as of September 30, 2011 is down significantly from the same period one year ago. The provision for credit losses was $ 11.4 million for the nine months ended September 30, 2011, compared to $10.1 million in the same period last year. The trend of future provision for credit losses will depend primarily on economic conditions and the interest rate environment, as an increase in interest rates could put pressure on the ability of our borrowers to repay loans.

LOANS AND DEPOSITS

The Bank’s total loan portfolio declined from December 31, 2010, reflecting the continued challenges in the local and national economy. As a result, commercial, real estate construction, and commercial & industrial loan balances declined from year end. While loan balances contracted, we have experienced an increase in our unfunded loan commitments. Loan totals have also declined because the Company exited a number of higher risk rated loan relationships over the past year which contributed to the contraction in the commercial real estate loan category over the same period.

Interest and fees earned on our loan portfolio are our primary source of revenue. Our ability to achieve loan growth will be dependent on many factors, including the effects of competition, economic conditions in our markets, retention of key personnel and valued customers, and our ability to close loans in the pipeline.

The Company manages new commercial, including agricultural, loan origination volume using concentration limits that establish maximum exposure levels by designated industry segment, real estate product types, geography, and single borrower limits. We expect the commercial loan portfolio to be an important contributor to growth in future revenues.

At September 30, 2011, total nonperforming assets were down compared to December 31, 2010. Nonperforming assets and loans have also declined in terms of percentage of total assets and loans, respectively. The amount of additions to nonperforming assets has slowed during 2011 versus the prior year. This is due to the positive impact of business improvement plans implemented by a number of borrowers in response to the current economic downturn.

Reductions in non-performing loans were largely due to the Company taking ownership of additional residential and commercial properties related to loans which previously were on nonaccrual status, nonaccrual loan payoffs, charge-offs, and the return of loans to performing status.

The Company has remained focused on OREO property disposition activities. While sales are down year-to-date as compared to the prior year, current period sales were higher than the same period last year. The largest balances in the OREO portfolio at September 30, 2011, were attributable to residential and commercial site development projects, followed by income producing properties, all of which are located within the regions in which we operate. The number of OREO properties has increased during the quarter from the addition of a number of smaller residential and commercial development properties.

For the quarter ended September 30, 2011, total net loan charge-offs were down from the quarter ended December 31, 2010, but were up as compared to third quarter 2010. The Bank continued to recognize impairments on collateral dependent loans, primarily commercial real estate. The amount for this period included an $800,000 charge associated with the purchase of a note from the Bank by a third party.

Third quarter 2011 average total deposits declined 9.8% from the same quarter in 2010. This decrease was mainly due to the decision to continue to reduce higher cost time deposit balances, which declined 18.5% from the same quarter last year. Time deposits declined as a percentage of the Company’s average total deposits in the most recent quarter versus the same quarter last year. The combination of the Company’s efforts to reduce higher-cost time deposits and recent deposit pricing strategies to lower interest rates in concert with market conditions has helped reduce the average rate paid on total deposits in third quarter 2011, down significantly from the same quarter in 2010.

Total brokered deposits were $500,000, compared to $700,000 at December 31, 2010, and $2.1 million at September 30, 2010. Brokered deposits are currently not being replaced as they mature.

NET INTEREST INCOME

Third quarter 2011 net interest income decreased from the same quarter in 2010 and as compared to the previous calendar quarter. This is primarily due to a decline in average interest earning assets during these periods as part of the company’s deleveraging strategy. Correspondingly, average interest bearing liabilities decreased during these same periods. Changes in the balance sheet mix also contributed to declines in net interest income during these periods. Loan balances have declined through payoffs and charge-offs. Investment securities have grown as a proportion of the balance sheet with loan demand continuing to be weak due to the economic slowdown. As such, lower yielding investment securities comprise a higher percentage of the Bank’s earning assets.

However, the third quarter 2011 net interest margin increased from third quarter 2010, predominantly due to a lower cost of interest bearing deposits. The spread between the yield earned on loans and rate paid on interest bearing deposits improved year-over-year in the third quarter despite the decline in higher yielding loan balances as a proportion of average earning assets. The improvement in yields on investment securities also contributed to the increase in net interest margin between the periods.

NON-INTEREST INCOME

Total non-interest income for the quarter ended September 30, 2011 was virtually unchanged as compared to the third quarter of 2010. Service charge income on deposit accounts in 2011 declined due to a reduction in the amount of non-sufficient check items from the same period in 2010. Also, the third quarter of 2010 contained a one-time recovery of a prior period operating loss of $200,000. Offsetting the above declines were increases in gains on sales of securities achieved as part of a plan to reduce the proportion of lower yielding cash-equivalent investments and increase the proportion of higher-yielding federal government guaranteed and municipal securities. Investment brokerage fee income also grew in 2011 versus 2010 due to increased sales of higher yield investment products in a period of historically low deposit interest rates. In addition, the Bank continues to experience growth in debit card interchange income due to the increased use of this channel to access deposit services. Non-interest income for the nine months ended September 30, 2011 increased as compared to the same period in 2010. The year-to-date increase in non-interest income was primarily due to gains on sales of securities, growth in investment brokerage fee income, increases in debit card interchange income as noted above and gain in death-benefit from bank-owned life insurance. The increase was partially offset by the decline in deposit account service charge income as previously noted.

In November 2010 the Federal Deposit Insurance Corporation ("FDIC") issued mandates on overdraft payment programs applicable to its supervised institutions, including the Bank. These restrictions were effective July 1, 2011. The Bank began implementing changes to its overdraft payment program in the second quarter of 2011 to comply with the FDIC's mandates. The Company believes these mandates may adversely affect noninterest income in future periods.

NON-INTEREST EXPENSE

Non-interest expense for the three months ended September 30, 2011 declined compared to third quarter 2010. Salaries and employee benefits expense decreased due to a reduction in loan workout personnel to reflect the decline in problem assets. Personnel reductions were also affected in loan production staff in response to soft loan demand currently experienced due to the current economic downturn. Reductions in branch personnel were also made to correspond to the continued growth in use of non-branch channels by customers to access banking services. Costs associated with OREO and related third-party loan expenses declined due to a reduction in the number of such assets reappraised during the period versus the same period in the prior year. In addition, the Company’s FDIC insurance premium expense declined from the third quarter in 2010 as a result of a recent change in assessment methodology and the planned deleveraging of the Bank. Occupancy and equipment expenses were higher in the current period due to one-time costs associated with the termination of a lease versus third quarter 2010.

Non-interest expense for the nine months ended September 30, 2011, increased compared to the same period in 2010. The increase was primarily due to larger dollar amounts of OREO write downs to current market value. Occupancy and equipment expenses were higher due to increased repairs and maintenance expenses versus the first nine months of 2010. Reductions in salary and employee benefits and FDIC insurance premium expense were achieved in this period as compared to the same period in 2010 for the same reasons stated above. The Company continues to make progress in its efforts to lower its cost structure without negative effects on our customers. We expect our noninterest expenses will continue to be affected by expenses associated with elevated levels of nonperforming assets.

CAPITAL

PremierWest Bank has met the quantitative thresholds to be considered “Well-Capitalized” under published regulatory standards for total risk-based capital and Tier 1 risk-based capital at September 30, 2011, with ratios of 12.71 percent and 11.45 percent, respectively. However, we continue to be subject to the terms of the Consent Order with the FDIC and have not yet reached the 10.00 percent leverage ratio required by the Consent Order. As such, we are not considered “Well-Capitalized” for all regulatory ratios.

				Regulatory	Regulatory
	September 30,	December 31,	September 30,	Minimum to be	Minimum to be
	2011	2010	2010	“Adequately Capitalized”	“Well-Capitalized”
				greater than or equal to	greater than or equal to

Total risk-based capital ratio	12.71%	12.59%	12.14%	8.00%	10.00%
Tier 1 risk-based capital ratio	11.45%	11.31%	10.86%	4.00%	6.00%
Leverage ratio	8.80%	8.85%	8.69%	4.00%	5.00%

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a bank holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary, PremierWest Bank. PremierWest Bank offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May 2000. In April 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, with eight branch offices located in Siskiyou County in northern California. In January 2004, PremierWest acquired Mid Valley Bank with five branch offices located in the northern California counties of Shasta, Tehama and Butte. In January 2008, PremierWest acquired Stockmans Financial Group, and its wholly-owned subsidiary, Stockmans Bank, with five full service banking offices in the Sacramento, California area. During the last several years, PremierWest expanded into Klamath Falls and the Central Oregon communities of Bend and Redmond, and into Nevada, Yolo and Butte counties in California.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC, and risks that we are unable to increase capital levels as planned or effectively implement asset reduction and credit quality improvement strategies, unable to comply with regulatory agreements and the risk that market conditions deteriorate. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. We make forward-looking statements in this press release about future profitability of the Company, net interest margin, regulatory compliance, loan demand, interest rate changes, loan upgrades, loan migration, the prospects for earnings growth, deposit and loan growth, capital levels, the effective management of our credit quality, the collectability of identified non-performing loans, real estate market conditions and the adequacy of our Allowance for Loan Losses.

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)

STATEMENT OF OPERATIONS
AND LOSS PER COMMON SHARE DATA
	September 30,	September 30,			June 30,
For the Three Months Ended	2011	2010	Change	% Change	2011	Change	% Change

Interest and dividend income	$ 15,036	$ 17,269	$ (2,233)	-12.9%	$ 15,697	$ (661)	-4.2%
Interest expense	2,187	3,636	(1,449)	-39.9%	2,571	(384)	-14.9%
Net interest income	12,849	13,633	(784)	-5.8%	13,126	(277)	-2.1%
Loan loss provision	5,050	1,600	3,450	215.6%	-	5,050	nm
Non-interest income	2,667	2,728	(61)	-2.2%	2,865	(198)	-6.9%
Non-interest expense	13,298	15,562	(2,264)	-14.5%	18,044	(4,746)	-26.3%
Loss before provision for income taxes	(2,832)	(801)	(2,031)	-253.6%	(2,053)	(779)	-37.9%
Provision for income taxes	23	-	23	nm	5	18	360.0%
Net loss	$ (2,855)	$ (801)	$ (2,054)	-256.4%	$ (2,058)	$ (797)	-38.7%
Less preferred stock dividends and discount accretion	614	620	(6)	-1.0%	613	1	0.2%
Net loss applicable to common shareholders	$ (3,469)	$ (1,421)	$ (2,048)	-144.1%	$ (2,671)	$ (798)	-29.9%

Basic loss per common share (1)	$ (0.35)	$ (0.14)	$ (0.21)	-150.0%	$ (0.27)	$ (0.08)	-29.6%
Diluted loss per common share (1)	$ (0.35)	$ (0.14)	$ (0.21)	-150.0%	$ (0.27)	$ (0.08)	-29.6%

Average common shares outstanding--basic (1)	10,035,241	10,034,830	411	0.0%	10,034,491	750	0.0%
Average common shares outstanding--diluted (1)	10,035,241	10,034,830	411	0.0%	10,034,491	750	0.0%

	September 30,	September 30,
For the Nine Months Ended	2011	2010	Change	% Change

Interest and dividend income	$ 45,765	$ 53,118	$ (7,353)	-13.8%
Interest expense	7,589	9,815	(2,226)	-22.7%
Net interest income	38,176	43,303	(5,127)	-11.8%
Loan loss provision	11,350	10,050	1,300	12.9%
Non-interest income	8,691	7,876	815	10.3%
Non-interest expense	47,140	46,048	1,092	2.4%
Loss before provision for income taxes	(11,623)	(4,919)	(6,704)	-136.3%
Provision for income taxes	44	-	44	nm
Net loss	$ (11,667)	$ (4,919)	$ (6,748)	-137.2%
Less preferred stock dividends and discount accretion	1,883	1,867	16	0.9%
Net loss applicable to common shareholders	$ (13,550)	$ (6,786)	$ (6,764)	-99.7%

Basic loss per common share (1)	$ (1.35)	$ (0.88)	$ (0.47)	-53.4%
Diluted loss per common share (1)	$ (1.35)	$ (0.88)	$ (0.47)	-53.4%

Average common shares outstanding--basic (1)	10,035,240	7,739,490	2,295,750	29.7%
Average common shares outstanding--diluted (1)	10,035,240	7,739,490	2,295,750	29.7%

(1) As of September 30, 2011, June 30, 2011, and September 30, 2010, 109,039 common shares related to the potential exercise of the warrant issued to the U.S. Treasury, pursuant to the
Troubled Asset Relief Program (TARP) Capital Purchase Program were not included in the computation of diluted earnings per share as their inclusion would have been anti-dilutive.

nm = not meaningful

PREMIERWEST BANCORP FINANCIAL HIGHLIGHTS
SELECTED FINANCIAL RATIOS
(annualized) (unaudited)

For the Three Months ended	September 30, 2011	September 30, 2010	Change	June 30, 2011	Change

Yield on average gross loans (1)	6.06%	5.96%	0.10	6.18%	(0.12)
Yield on average investments (1)	1.99%	1.74%	0.25	2.00%	(0.01)
Total yield on average earning assets (1)	4.93%	5.06%	(0.13)	5.01%	(0.08)
Cost of average interest bearing deposits	0.90%	1.27%	(0.37)	1.02%	(0.12)
Cost of average borrowings	1.71%	3.65%	(1.94)	1.73%	(0.02)
Cost of average total deposits and borrowings	0.72%	1.08%	(0.36)	0.83%	(0.11)
Cost of average interest bearing liabilities	0.93%	1.33%	(0.40)	1.04%	(0.11)
Net interest spread	4.00%	3.73%	0.27	3.97%	0.03
Net interest margin (1)	4.21%	4.00%	0.21	4.19%	0.02

Net charge-offs to average gross loans	2.95%	1.26%	1.69	2.18%	0.77
Allowance for loan losses to gross loans	3.16%	4.07%	(0.91)	3.22%	(0.06)
Allowance for loan losses to non-performing loans	34.49%	36.59%	(2.10)	30.74%	3.75
Loans 30-89 days past due and still accruing as a percent of gross loans	0.14%	1.12%	(0.98)	0.32%	(0.18)
Non-performing loans to gross loans	9.16%	11.11%	(1.95)	10.48%	(1.32)
Non-performing assets to total assets	8.17%	10.18%	(2.01)	9.08%	(0.91)

Return on average common equity	-26.94%	-9.12%	(17.82)	-21.35%	(5.59)
Return on average assets	-1.04%	-0.39%	(0.65)	-0.79%	(0.25)

Efficiency ratio (2)	85.71%	95.12%	(9.41)	112.84%	(27.13)

For the Nine Months ended	September 30, 2011	September 30, 2010	Change

Yield on average gross loans (1)	6.00%	5.96%	0.04
Yield on average investments (1)	1.91%	1.84%	0.07
Total yield on average earning assets (1)	4.88%	5.11%	(0.23)
Cost of average interest bearing deposits	1.00%	1.08%	(0.08)
Cost of average borrowings	1.85%	4.14%	(2.29)
Cost of average total deposits and borrowings	0.81%	0.95%	(0.14)
Cost of average interest bearing liabilities	1.03%	1.17%	(0.14)
Net interest spread	3.85%	3.94%	(0.09)
Net interest margin (1)	4.08%	4.17%	(0.09)

Net charge-offs to average gross loans	2.92%	1.67%	1.25
Allowance for loan losses to gross loans	3.16%	4.07%	(0.91)
Allowance for loan losses to non-performing loans	34.49%	36.59%	(2.10)
Non-performing loans to gross loans	9.16%	11.11%	(1.95)
Non-performing assets to total assets	8.17%	10.18%	(2.01)

Return on average common equity	-34.39%	-17.14%	(17.25)
Return on average assets	-1.33%	-0.61%	(0.72)

Efficiency ratio (2)	100.58%	89.97%	10.61

(1) Tax-exempt income as been adjusted to a tax equivalent basis at a 40% rate
(2) Non-interest expense divided by net interest income plus non-interest income

PREMIERWEST BANCORP FINANCIAL HIGHLIGHTS
(unaudited)
Reconciliation of Non-GAAP Measure:
Tax Equivalent Net Loss Applicable to Common Shareholders
(Dollars in 000's)
For the Three Months ended	September 30, 2011	September 30, 2010

Net interest income	$ 12,849	$ 13,633
Tax equivalent adjustment for municipal loan interest	45	47
Tax equivalent adjustment for municipal bond interest	3	33
Tax equivalent net interest income	12,897	13,713
Provision for loan losses	5,050	1,600
Non-interest income	2,667	2,728
Non-interest expense	13,298	15,562
Provision for income taxes	23	-
Tax equivalent net loss	(2,807)	(721)
Preferred stock dividends and discount accretion	614	620
Tax equivalent net income (loss) applicable to common shareholders	$ (3,421)	$ (1,341)

For the Nine Months ended	September 30, 2011	September 30, 2010

Net interest income	$ 38,176	$ 43,303
Tax equivalent adjustment for municipal loan interest	134	141
Tax equivalent adjustment for municipal bond interest	51	101
Tax equivalent net interest income	38,361	43,545
Provision for loan losses	11,350	10,050
Non-interest income	8,691	7,876
Non-interest expense	47,140	46,048
Provision for income taxes	44	-
Tax equivalent net loss	(11,482)	(4,677)
Preferred stock dividends and discount accretion	1,883	1,867
Tax equivalent net loss applicable to common shareholders	$ (13,365)	$ (6,544)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited
Management believes that presentation of this non-GAAP financial measure provides useful information frequently used by shareholders in the evaluation of a company
Non-GAAP financial measures have limitations as analytical tools should not be considered in isolation or as a substitute for analyses of results as reported under GAAP

PREMIERWEST BANCORP FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)

BALANCE SHEET

	September 30,	September 30,			June 30,
	2011	2010	Change	% Change	2011	Change	% Change
Cash and cash equivalents	$ 66,061	$ 118,973	$ (52,912)	-44.5%	$ 71,003	$ (4,942)	-7.0%
Interest-bearing certificates of deposit	1,500	1,500	-	0.0%	1,500	-	0.0%
Investments	303,927	196,927	107,000	54.3%	290,816	13,111	4.5%
Gross loans, net of deferred fees	851,838	1,034,558	(182,720)	-17.7%	880,853	(29,015)	-3.3%
Allowance for loan losses	(26,975)	(42,120)	15,145	-36.0%	(28,433)	1,458	-5.1%
Net loans	824,863	992,438	(167,575)	-16.9%	852,420	(27,557)	-3.2%
Other assets	104,760	114,841	(10,081)	-8.8%	106,300	(1,540)	-1.4%
Total assets	$ 1,301,111	$ 1,424,679	$ (123,568)	-8.7%	$ 1,322,039	$ (20,928)	-1.6%

Total deposits	1,161,032	1,277,625	(116,593)	-9.1%	1,177,838	(16,806)	-1.4%
Borrowings	33,801	30,951	2,850	9.2%	37,833	(4,032)	-10.7%
Other liabilities	17,938	16,401	1,537	9.4%	17,963	(25)	-0.1%
Stockholders' equity	88,340	99,702	(11,362)	-11.4%	88,405	(65)	-0.1%
Total liabilities and stockholders' equity	$ 1,301,111	$ 1,424,679	$ (123,568)	-8.7%	$ 1,322,039	$ (20,928)	-1.6%

Period end common shares outstanding	10,035,241	10,034,830	411	0.0%	10,034,491	750	0.0%
Book value per common share (1)	$ 4.79	$ 5.96	$ (1.17)	-19.6%	$ 4.81	$ (0.02)	-0.4%
Tangible book value per common share (2)	$ 4.58	$ 5.69	$ (1.11)	-19.5%	$ 4.59	$ (0.01)	-0.2%

Adversely classified loans
Rated substandard or worse	$ 114,223	$ 193,133	$ (78,910)	-40.9%	$ 114,565	$ (342)	-0.3%
Impaired	78,210	115,103	(36,893)	-32.1%	92,505	(14,295)	-15.5%
Total adversely classified loans (3)	$ 192,433	$ 308,236	$ (115,803)	-37.6%	$ 207,070	$ (14,637)	-7.1%

Loans 30-89 days past due and still accruing	$ 1,208	$ 11,129	$ (9,921)	-89.1%	$ 2,781	$ (1,573)	-56.6%

Non-performing assets:
Loans on nonaccrual status	$ 78,109	$ 114,990	$ (36,881)	-32.1%	$ 92,266	$ (14,157)	-15.3%
90-days past due and accruing	101	113	(12)	-10.6%	239	(138)	-57.7%
Total non-performing loans	78,210	115,103	(36,893)	-32.1%	92,505	(14,295)	-15.5%
Other real estate owned and foreclosed assets	28,127	29,902	(1,775)	-5.9%	27,579	548	2.0%
Total non-performing assets	$ 106,337	$ 145,005	$ (38,668)	-26.7%	$ 120,084	$ (13,747)	-11.4%

Troubled debt restructurings:
On accrual status	$ 2,618	$ 225	$ 2,393	1063.6%	$ 1,827	$ 791	43.3%
On nonaccrual status	47,678	34,120	13,558	39.7%	43,375	4,303	9.9%
Total troubled-debt restructurings	$ 50,296	$ 34,345	$ 15,951	46.4%	$ 45,202	$ 5,094	11.3%

(1) Book value is calculated as the total common equity (less preferred stock and the discount on preferred stock) divided by the period ending number of common shares outstanding.
(2) Tangible book value is calculated as the total common equity (less preferred stock and the discount on preferred stock) less core deposit intangibles divided by the period ending number of common shares outstanding.
(3) Includes non-performing loans shown in total below
nm = not meaningful

QUARTERLY ACTIVITY

	September 30,	September 30,			June 30,
	2011	2010	Change	% Change	2011	Change	% Change
Allowance for loan losses:
Balance beginning of period	$ 28,433	$ 43,917	$ (15,484)	-35.3%	$ 33,366	$ (4,933)	-14.8%
Provision for loan losses	5,050	1,600	3,450	215.6%	-	5,050	nm
Net (charge-offs) recoveries	(6,508)	(3,397)	3,111	-91.6%	(4,933)	1,575	-31.9%
Balance end of period	$ 26,975	$ 42,120	$ (15,145)	-36.0%	$ 28,433	$ (1,458)	-5.1%

Nonperforming loans:
Balance beginning of period	$ 92,505	$ 129,703	$ (37,198)	-28.7%	$ 109,844	$ (17,339)	-15.8%
Transfers from performing loans	2,391	10,504	(8,113)	-77.2%	4,760	2,369	-49.8%
Loans returned to performing status	(3,068)	(93)	(2,975)	-3198.9%	(4,428)	(1,360)	30.7%
Transfers to OREO	(4,731)	(17,259)	12,528	72.6%	(4,122)	609	-14.8%
Principal reduction from payment	(1,980)	(4,009)	2,029	50.6%	(6,933)	(4,953)	71.4%
Principal reduction from charge-off	(6,907)	(3,743)	(3,164)	-84.5%	(6,616)	291	-4.4%
Total nonperforming loans	$ 78,210	$ 115,103	$ (36,893)	-32.1%	$ 92,505	$ (14,295)	-15.5%

Other real estate owned (OREO) and foreclosed
assets, beginning of period	$ 27,579	$ 15,084	$ 12,495	82.8%	$ 29,757	$ (2,178)	-7.3%
Transfers from outstanding loans	4,731	17,259	(12,528)	-72.6%	4,122	609	14.8%
Improvements and other additions	-	95	(95)	-100.0%	-	-	nm
Sales, net of gains	(3,310)	(1,807)	1,503	83.2%	(1,566)	1,744	111.4%
Impairment charges	(873)	(729)	144	-19.8%	(4,734)	(3,861)	81.6%
Total OREO and foreclosed assets, end of period	$ 28,127	$ 29,902	$ (1,775)	-5.9%	$ 27,579	$ 548	2.0%

QUARTERLY AVERAGES

	September 30,	September 30,			June 30,
	2011	2010	Change	% Change	2011	Change	% Change

Average fed funds sold and investments	$ 338,133	$ 288,591	$ 49,542	17.2%	$ 353,971	$ (15,838)	-4.5%
Average gross loans	$ 875,930	$ 1,070,369	$ (194,439)	-18.2%	$ 907,056	$ (31,126)	-3.4%
Average mortgages held for sale	$ 440	$ 625	$ (185)	-29.6%	$ 603	$ (163)	-27.0%
Average interest earning assets	$ 1,214,503	$ 1,359,585	$ (145,082)	-10.7%	$ 1,261,630	$ (47,127)	-3.7%
Average total assets	$ 1,317,351	$ 1,449,421	$ (132,070)	-9.1%	$ 1,357,844	$ (40,493)	-3.0%
Average non-interest-bearing deposits	$ 273,599	$ 250,473	$ 23,126	9.2%	$ 259,668	$ 13,931	5.4%
Average interest-bearing deposits	$ 898,787	$ 1,049,939	$ (151,152)	-14.4%	$ 953,536	$ (54,749)	-5.7%
Average total deposits	$ 1,172,386	$ 1,300,412	$ (128,026)	-9.8%	$ 1,213,204	$ (40,818)	-3.4%
Average total borrowings	$ 35,269	$ 30,952	$ 4,317	13.9%	$ 36,443	$ (1,174)	-3.2%
Average stockholders' equity	$ 91,277	$ 101,641	$ (10,364)	-10.2%	$ 90,269	$ 1,008	1.1%
Average common equity	$ 51,085	$ 61,833	$ (10,748)	-17.4%	$ 50,173	$ 912	1.8%

PREMIERWEST BANCORP FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)

YEAR-TO-DATE ACTIVITY

	September 30,	September 30,
	2011	2010	Change	% Change
Allowance for loan losses:
Balance beginning of period	$ 35,582	$ 45,903	$ (10,321)	-22.5%
Provision for loan losses	11,350	10,050	1,300	12.9%
Net (charge-offs) recoveries	(19,957)	(13,833)	6,124	-44.3%
Balance end of period	$ 26,975	$ 42,120	$ (15,145)	-36.0%

Nonperforming loans:
Balance beginning of period	$ 129,616	$ 103,917	$ 25,699	24.7%
Transfers from performing loans	9,874	73,614	(63,740)	-86.6%
Loans returned to performing status	(4,428)	(11,988)	7,560	63.1%
Transfers to OREO	(13,103)	(22,368)	9,265	41.4%
Principal reduction from payment	(17,675)	(9,362)	(8,313)	-88.8%
Principal reduction from charge-off	(26,074)	(18,710)	(7,364)	-39.4%
Total nonperforming loans	$ 78,210	$ 115,103	$ (36,893)	-32.1%

Other real estate owned (OREO) and foreclosed
assets, beginning of period	$ 32,009	$ 24,748	$ 7,261	29.3%
Transfers from outstanding loans	13,103	22,368	(9,265)	-41.4%
Improvements and other additions	10	419	(409)	-97.6%
Sales, net of gains	(9,312)	(13,809)	(4,497)	-32.6%
Impairment charges	(7,683)	(3,824)	3,859	-100.9%
Total OREO and foreclosed assets, end of period	$ 28,127	$ 29,902	$ (1,775)	-5.9%

YEAR-TO-DATE AVERAGES

	September 30,	September 30,
	2011	2010	Change	% Change

Average fed funds sold and investments	$ 343,674	$ 288,509	$ 55,165	19.1%
Average gross loans	$ 914,128	$ 1,107,243	$ (193,115)	-17.4%
Average mortgages held for sale	$ 587	$ 613	$ (26)	-4.2%
Average interest earning assets	$ 1,258,389	$ 1,396,365	$ (137,976)	-9.9%
Average total assets	$ 1,357,355	$ 1,484,693	$ (127,338)	-8.6%
Average non-interest-bearing deposits	$ 262,470	$ 251,550	$ 10,920	4.3%
Average interest-bearing deposits	$ 949,623	$ 1,094,300	$ (144,677)	-13.2%
Average total deposits	$ 1,212,093	$ 1,345,850	$ (133,757)	-9.9%
Average total borrowings	$ 34,505	$ 30,953	$ 3,552	11.5%
Average stockholders' equity	$ 92,774	$ 92,658	$ 116	0.1%
Average common equity	$ 52,677	$ 52,946	$ (269)	-0.5%

PREMIERWEST BANCORP FINANCIAL HIGHLIGHTS
(unaudited)
Loans by category
		% of		$
(Dollars in 000's)	September 30, 2011	Gross Loans	June 30, 2011	Change	March 31, 2011	December 31, 2010	September 30, 2010

Construction, Land Dev & Other Land	$ 46,730	5%	$ 52,153	$ (5,423)	$ 55,533	$ 62,666	$ 75,272
Commercial & Industrial	98,017	11%	98,086	(69)	109,836	119,077	128,624
Commercial Real Estate Loans	559,251	66%	585,340	(26,089)	606,616	626,387	653,865
Secured Multifamily Residential	21,886	3%	22,791	(905)	23,156	24,227	24,756
Other Commercial Loans Secured by RE	49,522	6%	50,641	(1,119)	55,518	59,284	61,933
Loans to Individuals, Family & Personal Expense	11,271	1%	12,203	(932)	12,240	12,472	12,550
Consumer/Finance	35,222	4%	35,561	(339)	36,244	36,859	37,269
Other Loans	31,361	4%	25,525	5,836	23,359	37,255	41,309
Overdrafts	297	0%	353	(56)	309	319	501
Gross loans	853,557		882,653	(29,096)	922,811	978,546	1,036,079
Less: allowance for loan losses	(26,975)	-3%	(28,433)	1,458	(33,366)	(35,582)	(42,120)
Less: deferred fees and restructed loan concessions	(1,719)	0%	(1,800)	81	(1,793)	(1,751)	(1,521)

Loans, net	$ 824,863		$ 852,420	$ (27,557)	$ 887,652	$ 941,213	$ 992,438

Nonperforming loans by category
		% of Loan		$
(Dollars in 000's)	September 30, 2011	Category	June 30, 2011	Change	March 31, 2011	December 31, 2010	September 30, 2010

Construction, Land Dev & Other Land	$ 13,670	18%	$ 20,015	$ (6,345)	$ 24,207	$ 32,584	$ 27,166
Commercial & Industrial	1,580	2%	1,107	473	2,026	2,709	3,408
Commercial Real Estate Loans	55,629	71%	64,256	(8,627)	72,287	80,604	77,784
Secured Multifamily Residential	144	0%	144	-	-	307	313
Other Commercial Loans Secured by RE	3,634	5%	4,337	(703)	8,673	10,725	5,766
Loans to Individuals, Family & Personal Expense	966	1%	20	946	23	26	29
Consumer/Finance	86	0%	139	(53)	91	123	113
Other Loans	2,501	3%	2,487	14	2,537	2,538	434
Total non-performing loans	$ 78,210		$ 92,505	$ (14,295)	$ 109,844	$ 129,616	$ 115,013

PREMIERWEST BANCORP FINANCIAL HIGHLIGHTS
(unaudited)

(Dollars in 000's)

For The Three Months Ended
Non-interest income	September 30, 2011	September 30, 2010	$ Change	% Change	June 30, 2011	$ Change	% Change

Service charges on deposit accounts	$ 946	$ 1,092	$ (146)	-13.4%	$ 921	$ 25	2.7%
Other commissions and fees	724	716	8	1.1%	671	53	7.9%
Gains on sales of securities	227	84	143	170.2%	596	(369)	-61.9%
Investment brokerage and annuity fees	468	340	128	37.6%	426	42	9.9%
Mortgage banking fees	61	110	(49)	-44.5%	84	(23)	-27.4%
Other non-interest income:
Other income	85	12	73	608.3%	7	78	1114.3%
Increase in value of BOLI	126	136	(10)	-7.4%	135	(9)	-6.7%
Other non-interest income	30	238	(208)	-87.4%	25	5	20.0%
Total non-interest income	$ 2,667	$ 2,728	$ (61)	-2.2%	$ 2,865	$ (198)	-6.9%

For The Nine Months Ended
Non-interest income	September 30, 2011	September 30, 2010	$ Change	% Change

Service charges on deposit accounts	$ 2,822	$ 3,187	$ (365)	-11.5%
Other commissions and fees	2,040	2,156	(116)	-5.4%
Gains on sales of securities	1,229	413	816	197.6%
Investment brokerage and annuity fees	1,394	1,047	347	33.1%
Mortgage banking fees	270	291	(21)	-7.2%
Other non-interest income:
Other income	137	23	114	495.7%
Increase in value of BOLI	384	406	(22)	-5.4%
Other non-interest income	415	353	62	17.6%
Total non-interest income	$ 8,691	$ 7,876	$ 815	10.3%

PREMIERWEST BANCORP FINANCIAL HIGHLIGHTS
(unaudited)

(Dollars in 000's)

For The Three Months Ended
Non-interest expense	September 30, 2011	September 30, 2010	$ Change	% Change	June 30, 2011	$ Change	% Change

Salaries and employee benefits	$ 6,395	$ 7,578	$ (1,183)	-15.6%	$ 7,113	$ (718)	-10.1%
Net cost of OREO and foreclosed assets	644	1,385	(741)	-53.5%	4,406	(3,762)	-85.4%
Net occupancy and equipment	2,140	1,904	236	12.4%	1,845	295	16.0%
FDIC and state assessments	800	1,166	(366)	-31.4%	798	2	0.3%
Professional fees	613	731	(118)	-16.1%	757	(144)	-19.0%
Communications	488	484	4	0.8%	480	8	1.7%
Advertising	241	172	69	40.1%	207	34	16.4%
Losses on sales of securities	-	-	-	0.0%	172	(172)	-100.0%
Professional liability insurance	202	187	15	8.0%	175	27	15.4%
Third-party loan costs	196	406	(210)	-51.7%	431	(235)	-54.5%
Problem loan expense	263	34	229	673.5%	102	161	157.8%
Other non-interest expense:	-
Director fees	98	101	(3)	-3.0%	100	(2)	-2.0%
Internet costs	161	104	57	54.8%	114	47	41.2%
ATM debit card costs	196	155	41	26.5%	187	9	4.8%
Business development	81	116	(35)	-30.2%	90	(9)	-10.0%
Amortization	116	240	(124)	-51.7%	116	-	0.0%
Supplies	154	157	(3)	-1.9%	117	37	31.6%
Other non-interest expense	510	642	(132)	-20.6%	834	(324)	-38.8%
Total non-interest expense	$ 13,298	$ 15,562	$ (2,264)	-14.5%	$ 18,044	$ (4,746)	-26.3%

For The Nine Months Ended
Non-interest expense	September 30, 2011	September 30, 2010	$ Change	% Change

Salaries and employee benefits	$ 20,534	$ 21,540	$ (1,006)	-4.7%
Net cost of OREO and foreclosed assets	7,174	4,350	2,824	64.9%
Net occupancy and equipment	5,959	5,902	57	1.0%
FDIC and state assessments	2,721	3,530	(809)	-22.9%
Professional fees	2,246	2,061	185	9.0%
Communications	1,443	1,503	(60)	-4.0%
Advertising	693	568	125	22.0%
Losses on sales of securities	230	34	196	576.5%
Professional liability insurance	577	499	78	15.6%
Third-party loan costs	923	1,090	(167)	-15.3%
Problem loan expense	453	267	186	69.7%
Other non-interest expense:
Director fees	299	302	(3)	-1.0%
Internet costs	387	284	103	36.3%
ATM debit card costs	502	437	65	14.9%
Business development	255	320	(65)	-20.3%
Amortization	383	719	(336)	-46.7%
Supplies	421	470	(49)	-10.4%
Other non-interest expense	1,940	2,172	(232)	-10.7%
Total non-interest expense	$ 47,140	$ 46,048	$ 1,092	2.4%